UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2012

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events.

Item 8.01	Other Events.

As previously reported, on January 24, 2012, XenoPort, Inc. (the “Company”) provided notice of dispute and notice of breach and termination (the “Notice”) to Glaxo Group Limited (“GSK”) pursuant to the Amended and Restated Development and Commercialization Agreement, dated November 7, 2010, between the Company and GSK (the “Agreement”). Pursuant to the Notice, the Company provided notice to GSK that, among other matters, GSK has materially breached its contractual obligation to use commercially reasonable efforts to (i) maximize the sales of Horizant (gabapentin enacarbil) Extended-Release Tablets in an expeditious manner and (ii) achieve the sales milestones set forth in the Agreement. The Agreement provides that disputes arising with respect to certain matters related to the Agreement shall, prior to initiating legal proceedings, first be presented to the Chief Executive Officer of the Company and the Chief Operating Officer of GSK, or their respective designees, for resolution during a contractually specified period of time. The Notice also provided notice to GSK that the Agreement shall terminate if GSK’s material breach of its material obligations continued for ninety (90) days after the date of GSK’s receipt of the Notice, which date is April 24, 2012.

On February 23, 2012, GSK filed a complaint (the “GSK Complaint”) in the United States District Court for the District of Delaware naming the Company and other unspecified individuals as defendants. Pursuant to the GSK Complaint, GSK is seeking declaratory judgment that GSK is not in breach of the Agreement and that the Company does not have the right to terminate the Agreement as a result of GSK’s performance under the Agreement to date.

Following the expiration of the contractually specified period of time for resolution of the dispute by the requisite officers of the parties, on February 24, 2012, the Company filed a complaint (the “XenoPort Complaint”) in the Superior Court of the State of California in the County of Santa Clara against GSK and its affiliates, GlaxoSmithKline LLC and GlaxoSmithKline Holdings (Americas) Inc., for breach of contract, fraud, breach of fiduciary duty, breach of the covenant of good faith and fair dealing and unfair competition. Pursuant to the XenoPort Complaint, in addition to injunctive and equitable relief, the Company is seeking damages for lost profits, damage to the value of Horizant, and unattained royalties and milestone payments in an amount to be proven at trial, as well as punitive damages and restitution.

The Company believes that it has meritorious defenses and intends to defend the GSK Complaint and prosecute the XenoPort Complaint vigorously. The Company cannot predict the outcome of the litigation related to the GSK Complaint and the XenoPort Complaint or when or if the Agreement will be terminated or the ultimate terms of any termination of the Agreement. These lawsuits are subject to inherent uncertainties, including with respect to the timing and ultimate outcome of any resolution thereof, and the actual cost of pursuing or defending these lawsuits will depend upon many unknown factors. Pursuing or defending these legal proceedings will also be time-consuming for the Company’s management and will detract from the Company’s ability to fully focus its internal resources on its business activities. In addition, the Company may incur substantial legal fees and costs in connection with this litigation, and may not prevail in either of these legal proceedings. In addition, the uncertainty of the litigation could lead to more volatility in the Company’s stock price and more uncertainty as to the prospects for Horizant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: February 24, 2012	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer